AMENDMENT TO SUB-ADVISORY AGREEMENT

    This Amendment to Sub-Advisory Agreement (“Amendment”) is effective as of September 1, 2019 by and between Ohio National Investments, Inc. (the “Adviser”) and Geode Capital Management, LLC (the “Sub-Adviser”).

Recitals

    WHEREAS, the Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated March 31, 2016 (the “Agreement”) pursuant to which the Adviser retained the Sub-Adviser to supervise and manage the assets of the S&P 500® Index Portfolio (the “Portfolio”) of Ohio National Fund, Inc. (the “Fund”); and

    WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to reflect a change to the sub-advisory fees payable to the Sub-Adviser as it relates to the Portfolio and a change to the Sub-Adviser’s address.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Sub-Advisory Fees. The first sentence of Section 4 of the Agreement is hereby deleted and replaced with the following:

In consideration of the Sub-Adviser’s services to the Fund hereunder, the Sub-Adviser shall be entitled to sub-advisory fees, payable monthly, at the annual rate of 0.010% of the average daily net assets of the Portfolio (the “Sub-Advisory Fees”).

2.	Notices. Under Subsection 12(b) of the Agreement, the information provided after the phrase “If to the Sub-Adviser:” is hereby deleted and replaced with the following:

Jeffrey S. Miller

Chief Operating Officer

Geode Capital Management, LLC

100 Summer Street, 12th Floor

Boston, MA 02110

With a copy to:

Matt Nevins

General Counsel

Geode Capital Management, LLC

100 Summer Street, 12th Floor

Boston, MA 02110

3.

Effect.   Except as amended herein, all terms of the Agreement remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

4.

Counterparts.   This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed below as of the date first above written.

Ohio National Investments, Inc.	Geode Capital Management, LLC

By: /s/ Gary R. Rodmaker	By: /s/ Sorin Codreanu
Gary R. Rodmaker	Name: Sorin Codreanu
President	Title: Chief Financial Officer

Accepted & Agreed:
Ohio National Fund, Inc.
By: /s/ Michael J. DeWeirdt
Michael J. DeWeirdt
President